UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 4, 2016

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 East Broadway Blvd. Suite 350, Tucson, Arizona	85701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Accounting Officer

On April 4, 2016, the Board of Directors of The Providence Service Corporation (“Providence”) confirmed William Severance as Principal Accounting Officer and a Section 16 officer for purposes of federal securities laws.

Mr. Severance, age 49, joined Providence on February 1, 2016 as Chief Accounting Officer. Prior to joining Providence, he served as the Chief Accounting Officer of the Gilt Groupe, a pioneer in e-commerce in the United States, from 2010 to January 2016. Prior to joining the Gilt Groupe, Mr. Severance held various roles, including Chief Accounting Officer, from 2005 to 2009 at Travelport Limited, a global travel commerce platform providing distribution and technology solutions to the travel industry, and from 1999 to 2005 at IAC/InterActiveCorp, a leading media and Internet company. Mr. Severance also worked for 11 years for Ernst and Young LLP in the Atlanta, New York and Hamburg, Germany offices.  He holds a B.S. in Accounting from Louisiana State University and is a member of the Georgia Society of CPA’s and American Institute of CPA’s.

There are no family relationships between Mr. Severance and any director or officer of Providence, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company and Mr. Severance entered into an offer letter (the “Offer Letter”), dated November 23, 2015 in connection with the employment of Mr. Severance. The Offer Letter provides for (i) a bi-weekly base salary of $11,538.46, (ii) payment of a short-term incentive bonus in the amount of 50% of base salary upon the achievement by Providence of certain financial goals as well as the achievement of certain personal performance targets payable promptly following the filing of Providence’s annual audited financial statements, and (iii) a grant of restricted shares equal in value to 70% of the base salary on the date of hire with additional grants of restricted shares on each annual anniversary date of hire equal in value to 35% of the base salary, with vesting occurring in three equal annual installments after the respective grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: April 8, 2016	By:	/s/ David Shackelton
	Name:	David Shackelton
	Title:	Chief Financial Officer

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